Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (No. 333-       ), of our report dated December 24, 2008, relating to the consolidated financial statements and schedule of Prospect Medical Holdings, Inc., included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2008.

/s/ BDO SEIDMAN, LLP

Costa Mesa, California
December 30, 2008